SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      TEXAS MERIDIAN RESOURCES CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                      TEXAS MERIDIAN RESOURCES CORPORATION
                       15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079

                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF TEXAS MERIDIAN RESOURCES CORPORATION:

         The 1997 Annual Meeting of Shareholders of Texas Meridian Resources Corporation (the "Company") will be held on June 19, 1997, at 10:00 a.m. Houston time, at The WestLake Club, 510 WestLake Park Boulevard, Houston, Texas, for the following purposes:

                  1. To elect two persons to serve as Class I Directors to hold office until the 2000 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified, and to elect one person to serve as a Class II Director to fill a vacancy created by an expansion in the size of the Board of Directors, to hold office until the 1998 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified;

                  2. To consider and act upon a proposal to amend the Company's Second Amended and Restated Articles of Incorporation to change the name of the Company to "The Meridian Resource Corporation."

                  3. To consider and vote on a proposal to approve and ratify the adoption of the Company's 1997 Long-Term Incentive Plan.

                  4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on May 9, 1997, as the record date for determination of shareholders who are entitled to notice of and to vote either in person or by proxy at the 1997 Annual Meeting of Shareholders and any adjournment thereof.

         All Shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                     By Order of the Board of Directors

                                     Joseph A. Reeves, Jr.
                                     CHAIRMAN OF THE BOARD AND
                                       CHIEF EXECUTIVE OFFICER

May ___, 1997

                      TEXAS MERIDIAN RESOURCES CORPORATION
                       15995 N. BARKERS LANDING, SUITE 300
                              HOUSTON, TEXAS 77079
                                 (281) 558-8080

                               ------------------
                                 PROXY STATEMENT
                               ------------------

                               GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by order of the Board of Directors of Texas Meridian Resources Corporation (the "Company") to be voted at the 1997 Annual Meeting of Shareholders (the "Meeting"), to be held at the time and place and for the purposes set forth in the accompanying notice. Such notice, this Proxy Statement and the form of Proxy are being mailed to shareholders on or about May 19, 1997.

         The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation made hereby, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock. The Company has retained Georgeson & Company, Inc. to assist in the solicitation for an anticipated fee of $_______ plus expenses.

         All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon, unless revoked in the manner provided hereinafter. As to any matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (i) "for" the election as director of the nominees listed herein; (ii) "for" approval of the proposal to amend the Company's Second Amended and Restated Articles of Incorporation to change the Company's name to "The Meridian Resources Corporation"; (iii) "for" the approval and ratification of the Company's 1997 Long-Term Incentive Plan and (iv) in the discretion of such persons, in connection with any other business that may properly come before the meeting. Shareholders may revoke their proxy at any time prior to the exercise thereof by written notice to the Secretary of the Company at the above address of the Company or by the execution and delivery of a later dated proxy, or by attendance at the meeting and voting their shares in person.

         As of the close of business on May 9, 1997, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding and entitled to vote ___________ shares of Common Stock, $0.01 par value ("Common Stock"), and these shares are the only outstanding shares of the Company entitled to vote. Each share of Common Stock is entitled to one vote with respect to each matter to be acted upon at the meeting. The holders of a majority of the outstanding shares of Common Stock as of the record date, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting as to any matter. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter.

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
         A nominee for director receiving a plurality of votes cast at the Meeting will be elected as director. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

                  PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS
GENERAL

         Two directors will be elected at the Meeting to serve as the Class I Directors of the Company's Board of Directors to serve until the 2000 Annual Meeting of Shareholders or until their successors shall be duly elected and qualified and one director will be elected at the Meeting to fill a vacancy as a Class II Director of the Company's Board of Directors to serve until the 1998 Annual Meeting of Shareholders or until such person's successor shall be duly elected and qualified. The Board of Directors recommends the election of Jack A. Prizzi and James T. Bond as the Class I Directors and Gary A. Messersmith as the Class II Director. Each of Mr. Prizzi, Mr. Bond and Mr. Messersmith are currently directors of the Company.

         In March 1997, in anticipation of the listing of the Common Stock on the New York Stock Exchange, the Board of Directors expanded the number of directors constituting the Board of Directors from four members to six members. To fill the two vacancies until the Meeting, the Board elected Mr. Bond to serve as a Class I Director and Mr. Messersmith to serve as a Class II Director.

         Unless contrary instructions are set forth in the proxies, it is intended that the persons executing a proxy will vote all shares represented by such proxy for the election as director of each of Mr. Prizzi, Mr. Bond and Mr. Messersmith. Should Mr. Prizzi, Mr. Bond or Mr. Messersmith become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that Mr. Prizzi, Mr. Bond or Mr. Messersmith will be unable or unwilling to serve if elected.

         There are currently two Class I directorships up for election and one Class II directorship up for election. Proxies cannot be voted for other than such directorships.

DIRECTORS

         The Board of Directors of the Company are classified into three classes, each with a term of three years or until the director's successor is duly elected and qualified. Set forth below is certain information concerning the current directors of the Company, with each person's business experience for at least the past five years:

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
                                        PRESENT
                                       POSITIONS                     EXPIRATION
                                       WITH THE           DIRECTOR   OF PRESENT
         NAME            AGE            COMPANY             SINCE       TERM
         ----            ---            -------             -----       ----
 Joseph A. Reeves, Jr.    50      Class III Director,       1990        1999
                                 Chairman of the Board
                                  and Chief Executive
                                        Officer

   Michael J. Mayell      49    Class III Director and      1990        1999
                                       President

     James T. Bond        72       Class I Director         1997        1997

     Joe E. Kares         52       Class II Director        1990        1998

  Gary A. Messersmith     48       Class II Director        1997        1997

    Jack A. Prizzi        60       Class I Director         1993        1997

         Joseph A. Reeves, Jr. is Chairman of the Board and Chief Executive Officer of the Company. Prior to assuming his positions with the Company, Mr. Reeves held similar positions with the Company's predecessor, Texas Meridian Resources, Ltd. ("TMR") from 1988 until 1990.

         Michael J. Mayell is President of the Company. Prior to assuming such position with the Company, Mr. Mayell held a similar position with TMR from 1988 to 1990.

         James T. Bond is General Manager of H.L. Hawkins, Jr. Oil and Gas located in Houston and New Orleans, Louisiana. He has been associated with that company for fifty years.

         Joe E. Kares has been a partner with the public accounting firm of Kares & Cihlar in Houston, Texas since 1980.

         Gary A. Messersmith has been a partner with the law firm of Fouts & Moore, L.L.P. in Houston, Texas since 1982. Mr. Messersmith was appointed to serve as a Class II Director to fill a vacancy created when the Board of Directors expanded the number of directors from four to six.

         Jack A. Prizzi has served as Managing Director of Jack A. Prizzi and Co., an investment and financial advisory firm in New York, New York, since December 1988.

         Other than Mr. Bond, who is Mr. Mayell's father-in-law, there are no family relationships among the officers and directors of the Company and TMRX.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors held four meetings during the fiscal year ended December 31, 1996. Each director attended at least 75% of the total combined number of meetings held by the Board and by the committees on which each director served.

         The Board of Directors has an Executive Committee, an Audit Committee, an Executive Compensation and Stock Option Administration Committee, a Directors' Stock Plan Administration

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
Committee and an Employee Compensation Committee. The Company does not have a nominating or other similar committee.

         The Executive Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for assisting with the general management of the business and affairs of the Company during intervals between meetings of the Board of Directors. Twelve meetings of the Executive Committee were held in 1996.

         The Audit Committee is currently comprised of Messrs. Kares and Prizzi and is charged with the duties of recommending the appointment of the independent certified public accountants, reviewing their fees, ensuring that proper guidelines are established for the dissemination of financial information, meeting periodically with the independent auditors, the Board of Directors and certain officers of the Company and its subsidiaries to ensure the adequacy of internal controls and reporting, reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors. Four Audit Committee meetings were held in 1996.

         The Executive Compensation and Stock Option Administration Committee (the "Executive Compensation Committee") is currently comprised of Messrs. Kares and Prizzi, the non-employee directors of the Company. This Committee administers the Company's 1990 Employee Stock Option Plan (the "1990 Plan") and Long-Term Incentive Plan and grants options and awards under these plans. This Committee is also responsible for consideration of compensation matters for Messrs. Reeves and Mayell. Two Executive Compensation Committee meetings were held in 1996.

         The Directors' Stock Plan Administration Committee is currently comprised of Messrs. Reeves and Mayell and is responsible for administering the Company's Non-Employee Director Stock Option Plan. No Directors' Stock Plan Administration Committee meetings were held in 1996.

         The Employee Compensation Committee is comprised of Messrs. Reeves and Mayell, who are the Chief Executive Officer and President, respectively, of the Company. The Employee Compensation Committee sets the salaries of all employees including the elected officers and other senior executives other than their own salaries (which are set by the Executive Compensation Committee), grants bonuses to such elected officers and other senior executives, and reviews guidelines for the administration of all of the Company's employee compensation plans not administered by the Executive Compensation Committee. Two Employee Compensation Committee meetings were held in 1996.

            PROPOSAL TWO -- PROPOSAL TO AMEND THE SECOND AMENDED AND
                      RESTATED CERTIFICATE OF INCORPORATION

         The Board of Directors has unanimously recommended the adoption of an amendment to the Company's Second Amended and Restated Articles of Incorporation that will change the name of the Company to "The Meridian Resource
Corporation."

         When the Company commenced its current exploration strategy its operations were primarily focused in Texas. Since that time, the Company has expanded its operations into Louisiana and is now focusing on exploration prospects throughout the Gulf Coast. In recognition of this fact, the Company believes that changing its name from "Texas Meridian Resources Corporation" to "The Meridian Resource Corporation" will more fully identify the true status and scope of the Company's current and future operations.

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
         The change of the Company's name will be effected through an amendment to Article 1 of the Company's Second Amended Restated Articles of Incorporation. As amended, such paragraph would read in its entirety as follows:

         "1. The name of the Corporation is The Meridian Resource Corporation."

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment to the Company's Second Amended and Restated Articles of Incorporation. Abstentions and broker non-votes will not be treated as either a vote for or against the proposal. However, because the proposal requires the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO THE MERIDIAN RESOURCE CORPORATION.

             PROPOSAL THREE -- APPROVAL OF LONG-TERM INCENTIVE PLAN

GENERAL

         On May 1, 1997, the Board of Directors adopted the 1997 Long-Term Incentive Plan (the "1997 Incentive Plan"), subject to the approval of the Company's shareholders. A complete copy of the Incentive Plan is attached hereto as ANNEX A. The following description of the 1997 Incentive Plan is qualified in its entirety by reference to ANNEX A, which is hereby incorporated herein by reference as if fully set forth herein.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1997 INCENTIVE PLAN. Approval of the 1997 Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and present in person or by proxy at the Meeting. If not otherwise provided, proxies will be voted "FOR" approval of the 1997 Incentive Plan. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be not be considered as entitled to vote on the proposal. Therefore, a broker non-vote will have no effect on the outcome of the proposal. Shares that are represented at the Meeting but abstain from voting will be counted as shares entitled to vote on the proposal and will have the same effect as a vote against the proposal.

PURPOSE

         The 1997 Incentive Plan is intended to advance the best interests of the Company, its subsidiaries and its shareholders by attracting, retaining and motivating key employees. The 1997 Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SARs"), restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries, thereby increasing the personal stake of such key employees in the continued success and growth of the Company. There are approximately ten key employees of the Company and its subsidiaries currently eligible to participate in the 1997 Incentive Plan. The 1997 Incentive Plan also is intended to supplement the Company's 1990 Stock Option Plan, which has no shares of Common Stock available for

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
future grants, and the Company's 1995 Long-Term Incentive Plan (the "1995 Incentive Plan") which has approximately 53,000 shares of Common Stock available for future grants and shares of Common Stock reserved for outstanding Awards under the 1995 Incentive Plan.

ADMINISTRATION

         The 1997 Incentive Plan will be administered by the full Board of Directors or by the Executive Compensation Committee or other designated committee of the Board of Directors (the Board of Directors or such committee is referred to as the "Committee"). It is anticipated that for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the 1997 Incentive Plan will be administered by the full Board of Directors of the Company until such time as there is appointed a committee that would satisfy the outside director requirements of Rule 16b-3 and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have broad authority to interpret and administer the 1997 Incentive Plan, including the power to grant and modify awards and the power to limit or eliminate its discretion as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law, rule or regulation. The Committee also will have broad authority to accelerate the vesting of an award or the time at which any award is exercisable or to waive any condition or restriction on the vesting, exercise or receipt of any award. The Board of Directors may at any time amend, suspend, discontinue or terminate the 1997 Incentive Plan without shareholder approval or approval of participants, subject to certain limitations.

SHARES SUBJECT TO 1997 INCENTIVE PLAN

         Initially, 720,000 shares of Common Stock (approximately 5% of the current outstanding shares of Common Stock) will be available for issuance under the 1997 Incentive Plan. This number of shares, together with the shares of Common Stock reserved for future and outstanding awards under the 1995 Incentive Plan, represents approximately 10% of the current outstanding shares of Common Stock. In addition, as of January 1 of each year the 1997 Incentive Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the 1997 Incentive Plan or the 1995 Incentive Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of May 1,1997), the number of shares available will be increased by an amount such that the total number of shares available for issuance under the 1997 Incentive Plan and the 1995 Incentive Plan, equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the 1997 Incentive Plan and the 1995 Incentive Plan. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards also will not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the 1997 Incentive Plan (without reduction for issuances). If the 1997 Incentive Plan is approved, no future adjustments to the number of shares of Common Stock available for issuance under the 1995 Incentive Plan will be made by reason of a similar adjustment provision contained in the 1995 Incentive Plan.

         The aggregate number of shares of Common Stock subject to stock options or SARs that may be granted to any one participant in any one year under the 1997 Incentive Plan shall be 100,000 (subject to certain adjustment provisions relating to changes in capitalization). The aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of restricted stock shall be 100,000 (subject to certain adjustment provisions relating to changes in capitalization). The aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a performance award shall be 100,000 (subject to certain adjustment provisions relating

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
to changes in capitalization) and the aggregate amount of cash that may be received by any one participant in any one year in respect to a performance award shall be $500,000.

         STOCK OPTIONS

         The Committee is authorized to determine the terms and conditions of all option grants, which may be of incentive stock options subject to the limits of Section 422 of the Code or non-qualified stock options. The aggregate number of shares of Common Stock that are available for incentive stock options granted under the 1997 Incentive Plan is 720,000 (subject to certain adjustment provisions relating to changes in capitalization). Stock options may be awarded subject to time, performance or other vesting limitations imposed by the Committee. The term of an incentive stock option shall not exceed ten years from date of grant. The exercise price of an option shall be determined by the Committee upon the option grant, provided that the exercise price of incentive stock options shall be no less than the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in a manner specified by the Committee (which may include payment in cash, Common Stock, a combination thereof, or by "cashless exercise").

         STOCK APPRECIATION RIGHTS

         The Committee is authorized to grant SARs independent of or in tandem with options under the 1997 Incentive Plan. The terms, conditions and exercise price of SARs granted independent of options under the 1997 Incentive Plan will be determined by the Committee on the date of grant. A tandem SAR can be exercised only to the extent the option with respect to which it is granted is then exercisable and is subject to the same terms and conditions as the option to which it is related. An option related to a tandem SAR will terminate automatically upon exercise of the tandem SAR. Similarly, when an option is exercised, the tandem SARs relating to the shares covered by such option exercise shall terminate. Any tandem SAR which is outstanding on the last day of the term of the related option will be automatically exercised on such date for cash.

         Upon exercise of an SAR, the holder will be entitled to receive, for the number of shares referenced by the SAR, an amount per share (the "appreciation") equal to the difference between the base price per share (which shall be the exercise price per share of the related option in the case of a tandem SAR) and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the SAR. The appreciation will be payable in cash, Common Stock or a combination of both, at the discretion of the Committee.

         RESTRICTED STOCK

         The Committee is authorized to award restricted stock under the 1997 Incentive Plan subject to such terms and conditions as the Committee may determine consistent with the 1997 Incentive Plan. The Committee has the authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock and the date or dates on which the restricted stock will vest. The number of shares and vesting of restricted stock may be conditioned upon the completion of a specified period of service with the Company or its subsidiaries or upon the attainment of specified performance objectives based on increases in share prices, operating income, net income or cash flow thresholds, production results, additions to oil and gas reserves, successful wells, return on common equity or any combination of the foregoing.

         Stock certificates representing the restricted stock granted to an eligible employee will be registered in the employee's name. The Committee will determine whether an employee will have the

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right to vote and/or receive dividends on the restricted stock before it vests.
No share of restricted stock may be sold, transferred, assigned or pledged by the employee until such share has vested in accordance with the terms of the restricted stock award. Except as otherwise specified in the grant of a restricted stock award, in the event of an employee's termination of employment before all his or her restricted stock has vested, or in the event other conditions to the vesting of restricted stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of restricted stock that have not vested will be forfeited and any purchase price paid by the employee will be returned to the employee. At the time the restricted stock vests, a certificate for such vested shares will be delivered to the employee (or the beneficiary designated by the employee, in the event of death), free of all restrictions.

         PERFORMANCE AWARDS

         The Committee is authorized to grant performance awards, which are payable in stock, cash or a combination thereof, at the discretion of the Committee. An employee to whom a performance award is granted will be given achievement objectives to be reached over a specified period of time (the "performance period"). A minimum level of acceptable achievement also will be established. Achievement objectives may be described either in terms of Company-wide performance or in terms that are related to the performance of the employee or of the division, subsidiary, department or function within the Company in which the employee is employed. The Committee has the authority to determine the size of the award, frequency of awards, the date or dates when awards vest, the performance periods and the specific performance objectives to be achieved in order to receive the award. Performance objectives, however, will be based on increases in share prices, operating income, net income or cash flow thresholds, production results, additions to oil and gas reserves, successful wells, return on common equity or any combination of the foregoing.

         If at the end of the performance period the specified objectives have been fully attained, the employee will be deemed to have fully earned the performance award. If such objectives have been partially attained, the employee will be deemed to have partly earned the performance award and will become entitled to receive a portion of the total award. If the required minimum level of achievement has not been met, the employee will not be entitled to any part of the performance award. If a performance award is granted after the start of a performance period, the award will be reduced to reflect the portion of the performance period during which the award was in effect.

         An employee who, by reason of death, disability or retirement, terminates employment before the end of the performance period will be entitled to receive, to the extent earned, a portion of the award which is proportional to the portion of the performance period during which the employee was employed. An employee who terminates employment for any other reason will not be entitled to any part of the award unless the Committee determines otherwise; however, the Committee may in no event pay the employee more than that portion of the award which is proportional to his or her period of actual service.

         CHANGE OF CONTROL

         Upon the occurrence of a "Change of Control" (as defined in the 1997 Incentive Plan) of the Company, all outstanding shares of restricted stock and performance awards will immediately vest. All stock options and all SARs granted under the 1997 Incentive Plan and held by then-current employees will become immediately exercisable and will remain exercisable for three years (but not beyond their expiration date) following the employee's termination of employment for any reason other than for dishonesty, conviction of a felony, wilful unauthorized disclosure of confidential information or wilful refusal to perform the duties of such employee's position. In addition, each participant in the 1997

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
Incentive Plan will receive the maximum performance award he or she could have earned for the proportionate part of the performance period prior to the Change of Control and will retain the right to earn any additional portion of his or her award if he or she remains in the Company's employ.

         DEFERRED COMPENSATION AND RABBI TRUST

         The Committee is authorized to establish deferred compensation agreements, trust or other arrangements, including "rabbi trusts", and to appoint trustees for such trusts. Shares of Common Stock may be acquired by trustees from the Company or in the open market or otherwise.

         FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. The grant of incentive stock options under the 1997 Incentive Plan to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with the Company or a subsidiary, or within a specified period after termination of employment. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two years from the date of grant of the incentive stock option and (ii) one year after the transfer of the shares to him (the "Waiting Period") will generally recognize long-term capital gain or loss on the sale.

         An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

         The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option or the sale of incentive stock option shares after the Waiting Period. Subject to any limitation under Section 162(m) of the Code, if an employee disposes of his incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount of ordinary income recognized by the employee.

         NON-QUALIFIED STOCK OPTIONS. The grant of non-qualified stock options under the 1997 Incentive Plan will not result in the recognition of any taxable income by the employee. An employee will recognize ordinary income on the date of exercise of the non-qualified stock option equal to the difference between
(i) the fair market value on that date of the shares acquired and (ii) the exercise price. The tax basis of these shares for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the non-qualified stock option is subject to federal and state income and employment tax withholding. Generally, subject to any limitation under Section 162(m) of the Code, the Company will be entitled to a deduction in the amount reportable as income by the employee on the exercise of a non-qualified stock option.

         STOCK APPRECIATION RIGHTS. Stock Appreciation Rights granted under the 1997 Incentive Plan do not result in taxable income to the employee at that time. The issuance of shares of Common Stock or the payment of cash, without other payment by the recipient, will be treated as additional compensation for services to the Company. The employee will recognize taxable income equal to cash received or the fair market value of the shares on the date of receipt, which becomes the tax basis in a subsequent sale. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the employee.

         RESTRICTED STOCK GRANTS. Restricted stock granted under the 1997 Incentive Plan generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. Restricted Stock Grants involve the issuance of stock to an employee subject to specified restrictions as to sale or transferability of the stock and/or subject to a substantial risk of forfeiture. On the date the restrictions lapse, or the performance goals are met, and the stock becomes transferable or not subject to a substantial risk of forfeiture, whichever is applicable, the recipient recognizes ordinary income equal to the excess of the fair market value of the stock on that date over the purchase price paid for the stock, if any. The employee's tax basis for the stock includes the amount paid for the stock, if any, and the income recognized. Generally, the Company will be entitled to employee.

         PERFORMANCE AWARDS. Performance awards involve the issuance of shares of stock, cash, or a combination of both, without any payment, as compensation for services to the Company only after satisfaction of specified performance goals established by the Committee and certification by the Committee, prior to payment, that the goals have been satisfied. Generally, the Company will be entitled to a corresponding tax deduction in an amount equal to and in the year income is recognized by the employee. See following discussion of "performance based" compensation in the following paragraph.

         COMPENSATION DEDUCTION LIMITATION. Under Section 162(m) of the Code the Company's tax deduction for certain compensation paid to designated executives is limited to $1 million per year. These executives include the Chief Executive Officer and the next four highest compensated officers of the Company. Section 162(m) provides an exception from this deduction limitation for certain "performance based" compensation approved by a committee consisting solely of at least two "outside directors". The 1997 Incentive Plan is generally designed to be able to satisfy these statutory requirements for stock options and SAR's when grants are approved by a committee consisting of outside directors and when the exercise price is not less than fair market value on the date of grant and for performance awards (including restricted stock). Because the 1997 Incentive Plan will initially be administered by the full Board of Directors, any current stock options, SARs or performance grants (including restricted stock) under the 1997 Incentive Plan would not qualify for an exemption from the deduction limitation. The Company intends to consider the future potential limitation on the deductibility of compensation under Section 162(m) in connection with grants under the Incentive Plan.

                        REPORT ON EXECUTIVE COMPENSATION
                     BY THE EXECUTIVE COMPENSATION COMMITTEE

GENERAL POLICY

         The Company's executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for successful performance of their duties and improving shareholder value. Compensation and incentives are provided through the combination of cash salaries and bonuses, stock option awards and grants of working and net profit interests in the Company's drilling prospects. The Company's overall compensation package is intended to provide the Company's executive officers with above average compensation for above average results and performance, with an emphasis on compensation that rewards the executive for actions that have demonstrably benefitted the long-term interests of the Company. Decisions with respect to compensation for any particular executive officer are based on a number of factors, including the individual's performance and contribution to the future growth of the Company, the financial and operational results of the Company and industry and market conditions.

         Decisions with respect to the cash compensation of the Company's executive officers are made in a bifurcated manner. An Employee Compensation Committee of the Board of Directors, comprised of Messrs. Reeves and Mayell, who are also the Chief Executive Officer and President, respectively, of the Company, sets the salaries of all employees (other than their own), including elected officers and senior executives, and grants cash bonuses to such elected officers and other senior executives within guidelines established by the Executive Compensation Committee. Compensation decisions with respect to Messrs. Reeves and Mayell and decisions with respect to the granting of stock based awards and the payment of other non-cash compensation for the Company's executive officers are currently made by the full Board of Directors with Messrs. Reeves and Mayell abstaining on matters relating to them. The members of the Executive Compensation Committee also review and may modify, if appropriate, the decisions of the Employee Compensation Committee.

         The components of the Company's executive compensation program are more specifically summarized below.

         BASE SALARY.

         The base salaries of the Company's executive officers are determined based on their positions with the Company, their talents and experience and competitive market factors, including the desire by the Company to attract and retain executives with expertise and proven success in 3-D seismic exploration. In reviewing the base salaries of the Company's officers, the Company considers data from published reports regarding compensation of executive officers at other independent oil and gas companies. These reports are used as a check on the general competitiveness of the Company's salaries and not as a means to mathematically establish salaries within specified percentiles of salary ranges. Although compensation at certain of the companies included in the Company's peer group index set forth below is reviewed, all of such companies are not used in the analysis.

         During 1996, base salary increases were made to each of the Company's executive officers, including Messrs. Reeves and Mayell. These increases ranged from approximately $1,000 to $21,000. Mr. Reeves, the Company's Chief Executive Officer, and Mr. Mayell, the Company's President and Chief Operating Officer, each received an increase in his base salary of approximately $13,000.

         BONUS COMPENSATION.

         Bonus compensation is provided to the Company's executive officers from time to time based on the financial results of the Company and various subjective factors, including the executive's contribution to the Company's success in finding reserves and acquiring prospects, identifying and obtaining sources of capital for the Company and increasing shareholder value. With respect to the compensation of Messrs. Reeves and Mayell, bonus compensation is intended to constitute a material portion of their annual cash compensation such that a significant portion of their annual compensation is directly related to performance.

         Each of Messrs. Reeves and Mayell received cash bonuses for 1996 of $373,244. These bonuses were intended to reward them for the significant contributions that they made to both the operations and finances of the Company in 1996. Among the contributions and accomplishments considered by the

Executive Compensation Committee in awarding these bonuses were (i) the Company's successful exploration and development activities that increased the Company's reserves at December 31, 1996, by over 65% after production over reserves at December 31, 1995, (ii) the 115%, 170%, 184% and 231% increase in the Company's revenues, earnings before depletion, depreciation amortization, interest and taxes (EBDIT), operating income and net income, respectively, in 1996 from that in 1995, (iii) the successful negotiation of the Company's joint venture with The Louisiana Land and Exploration Company, (iv) the successful completion of the Company's 3-D seismic acquisition agreement with a division of Schlumberger, (v) the substantial increase in the Company's leasehold and option positions, (vi) their leadership in furthering recognition of the Company as a leader in 3-D seismic exploration and (vii) various important prospect and seismic lease option acquisitions made in 1996 that are expected to benefit the Company in 1997 and beyond.

LONG-TERM INCENTIVE COMPENSATION

         The Board of Directors also believes that long-term incentive compensation is an important component of the Company's compensation program and that the value of long-term incentive compensation should be directly related to increases in shareholder value. Thus, in addition to base salaries and bonuses, the Company provides long-term incentive compensation to its executive officers through stock options under the Company's stock option plan.

         STOCK OPTIONS AND AWARDS.

         Under the Company's stock option plan, options to purchase shares of Common Stock may be granted to the Company's executive officers and key employees for terms of up to ten years, with exercise prices at or above 50% of the market price of the Common Stock at the time of grant and with vesting conditions established at the time of grant. Awards under this plan are intended to provide incentives to the participants to increase shareholder value by providing benefits that are directly related to the market value of the Common Stock. The Board of Directors believes that options provide a desirable form of incentive to the Company's executive officers in that options received by an executive officer will be of no value to the officer unless the value of the Common Stock increases. During 1996, options to purchase an aggregate of 199,750 shares of Common Stock were granted by the Company to its executive officers and employees under this plan.

         LONG-TERM INCENTIVE PLANS.

         In 1995, the Company adopted the 1995 Incentive Plan (the "1995 Incentive Plan"). The 1995 Incentive Plan was intended to supplement the Company's stock option plan and to allow the Company to make grants of stock options, restricted stock and performance awards. During 1996, the Company granted to Messrs. Reeves and Mayell rights to receive restricted shares of Common Stock in lieu of cash compensation pursuant to a deferred compensation arrangement granted under the 1995 Incentive Plan. Under such grants, Messrs. Reeves and Mayell each elected to defer $180,000 and $400,000 of their compensation for 1996 and 1997, respectively. The Company also granted to each of these officers a 100% matching deferral, which is subject to a one-year vesting. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which units are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at June 28, 1996, for the deferrals of 1996, and at December 31, 1996, for the deferrals of 1997. At December 31, 1996, 80,000 shares of Common Stock (including the Company's matching obligation) have been reserved for issuance for compensation deferred by the officers during 1996, and 250,000 shares of Common Stock have been reserved for future issuance. No actual shares of Common Stock are issued, and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions are to be made upon the death, retirement, or termination of employment of the officer. The obligations of the Company with respect to the deferrals are unsecured obligations of the Company. The Board of Directors believes that these deferred Common Stock awards in lieu of cash compensation enhanced the Company's financial liquidity while further aligning Messrs. Reeves' and Mayell's interests with those of the Company's Shareholders.

         As described in Proposal No. 3, the Company is proposing the adoption of a new 1997 Long-Term Incentive Plan. The Board of Directors believes that the adoption of this plan is in the best interests of the Company and will further align the interests of the Company's officers and employees with those of the Company's shareholders.

         Decisions as to whether to grant options and other awards to an executive officer are made in light of existing circumstances, including the executive officer's contributions to the Company over the prior year and the expected contributions by the executive officer in the future. If an option or stock based award is granted to an executive officer, the number of shares of Common Stock subject to the granted option or award will be based on, among other things, the level of responsibility of the executive officer, the anticipated contribution of the officer to the future growth of the Company, the number of shares that the Board of Directors would be necessary to provide the executive officer with a meaningful incentive to improve shareholder value and the potential dilution that might result from the grant. The Board of Directors also considers the amount and terms of the options and other stock based benefits held by the executive officers. Vesting requirements will generally be placed on stock based awards in order to relate the benefits of any award granted to an executive officer to the continued employment of the executive officer with the Company.

COMPENSATION DEDUCTION

         Section 162(m) of the Code currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the stockholders of the Company. The 1995 Incentive Plan and 1997 Incentive Plan are designed to allow for various awards to be granted under such plans to be excluded from the $1 million limitation under certain circumstances when the plans are administered by a committee comprised of at least two persons who would qualify as "outside directors" under Section 162(m). Because the plans are currently administered by the full Board of Directors, awards under the plans do not currently satisfy the requirements of Section 162(m). The Board of Directors and the Executive Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

                              Joseph A. Reeves, Jr.
                                Michael J. Mayell
                                  James T. Bond
                                  Joe E. Kares*
                               Gary A. Messersmith
                                 Jack A. Prizzi*

* Executive Compensation Committee member.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         As disclosed above, certain components of the compensation of the executive officers of the Company, other than Messrs. Reeves and Mayell, are determined by the Employee Compensation Committee of the Board of Directors of the Company consisting of Messrs. Reeves and Mayell. The decisions of this Committee, however, are subject to review and modification by the Executive Compensation Committee and the full Board of Directors of the Company.

         Joe E. Kares, a member of the Executive Compensation Committee, is a partner in the public accounting firm of Kares & Cihlar, which provided the Company and its affiliates with accounting services for 1996 and received fees therefor of approximately $56,000. These fees exceeded 5% of the gross revenues of Kares & Cihlar for 1996. The Company believes that these fees were equivalent to the fees that would have been paid to similar firms providing its services in arm's length transactions. It is anticipated that Kares & Cihlar will be phasing out their services to the Company in 1997.

         Mr. Messersmith is a partner in the law firm of Fouts & Moore, L.L.P. in Houston, Texas, which periodically provides legal services for the Company. In addition, the Company has Mr. Messersmith on personal retainer of $6,250 per month relating to services provided to the Company personally by Mr. Messersmith.

         In the ordinary course of business, the Company offers participation in exploration prospects to industry partners. Terms of each participation vary depending on the risk and economic conditions of the industry. In addition, in an effort to provide the Company's executive officers and key employees with additional incentive to identify and develop successful exploratory prospects for the Company, the Company has adopted a policy of offering to its principal executive officers and key employees responsible for the identification and development of prospects the right to participate in each of the prospects pursued by the Company. Such participation is required to be on the same terms and conditions as the Company and its outside partners and is currently limited in aggregate to an approximate 8% working interest in any prospect. Other than prospects in the Chocolate Bayou Field in which Mr. Reeves and Mr. Mayell each have a right to have a 3.3% working interest and prospects completed prior to 1994 in which Messrs. Reeves and Mayell each has a working interest of 3.5%, the maximum percentage which Messrs. Reeves and Mayell may currently elect to participate in any prospect is a 1.5% working interest for each Messrs. Reeves and Mayell and a 1% working interest in Chocolate Bayou Field for Paul E. Faulk, the Company's reservoir engineer.

         During 1996, the following individuals, either personally or through wholly-owned or affiliated corporations, participated as working interest owners in properties of the Company:

                                                          Amount Paid or
                                                            Obligation
    Individual                      Prospect(2)           Incurred(2)(3)
    ----------                      -----------           --------------
Joseph A. Reeves, Jr.(1) ........  Bayou Lafourche          $    8,375
                                   E Cameron                   242,783
                                   Lake Boeuf                   82,245
                                   NE Thornwell                     36
                                   SW Holmwood                 112,192
                                   N Crescent Farms            150,114
                                   Deep Saline                  70,838
                                   Chocolate Bayou             163,344
                                                            ----------
                                                            $  829,927
                                                            ==========

Michael J. Mayell(1) ............  Bayou Lafourche          $    8,375
                                   E Cameron                   242,783
                                   Lake Boeuf                   82,245
                                   NE Thornwell                     36
                                   SW Holmwood                 112,192
                                   N Crescent Farms            150,114
                                   Deep Saline                  70,838
                                   Chocolate Bayou             163,344
                                                            ----------
                                                            $  829,927
                                                            ==========

Paul E. Faulk ...................  Chocolate Bayou          $   62,884
                                                            ==========

----------
(1) The investments by Mr. Reeves are effected through Texas Oil Distribution and Development, Inc. ("TODD") and the investments by Mr Mayell are effected through Sydson Energy, Inc. (Sydson").

(2) Represents working interest in ten wells, of which four were successful and three were in progress. The average working interests in each well acquired was 1.3% for each of Messrs. Reeves and Mayell. Each of such working interest purchases took place prior to spudding the respective wells.

(3) The amounts set forth in this column represent amounts paid or payable by the individual with respect to the well or prospect to acquire the working interest and to pay for acquisition, drilling and completion costs pursuant to the terms of the operating or other agreement relating to the prospect or well. Ordinary course of business payments with respect to operating costs have been excluded.

         Under the terms of the operating and other agreements relating to the Company's wells and prospects, the Company, as operator, incurs various expenses relating to the prospect or well that are then billed to the working interest owner. During 1996, each of TODD and Sydson were indebted to the Company for expenses paid by the Company in respect of their working interest in various prospects and wells in which the Company acted as operator. The largest account balance of such parties with the Company during 1996, under such operating agreements was $1,067,000 for TODD and $1,075,000 for Sydson. No interest was charged with respect to these outstanding amounts. As of December 31, 1996, TODD and Sydson each had an outstanding account balance with the Company with respect to wells and prospects in which they were participating in the amounts of $83,000, which have been netted by amounts owed to them from the Company.

         The Company believes that the granting of participation interests to its employees in the Company's prospects promotes in them a proprietary interest in the Company's exploration efforts that benefits the Company and its shareholders. To achieve this objective, the Company has entered into agreements with certain executive officers and key employees of the Company and a trust for the benefit of all employees of the Company whereby such persons or trust are granted net profits interest in the oil and natural gas production from certain properties to the extent the Company acquires a mineral interest therein. The net profits interest received is equivalent to an overriding royalty interest less a proportionate share of the costs incurred by the Company and its participating working interest owners for landowner royalties, severance and production taxes and normal lease operating expenses, exclusive of drilling well overhead rates and costs associated with the establishment or enhancement of production. The interest to be granted with respect to any property will be proportionately reduced to the extent the interest of the Company and its participating working interest owners is less than 100%. The net profits interest for an individual officer or employee applies to all properties on which the Company expends funds during the employee's employment with the company for the identification or acquisition of geological, land or engineering data or for the drilling of a well. The net profits interest with respect to a particular property continues following the officer's termination of employment so long as there is not a three-year period following the expiration or termination of the last mineral interest in such property during which the Company does not have a mineral interest therein. During such time as the officer has a net profits interest in a particular property, the agreement provides that the Company will have an exclusive option to acquire leases and other mineral interests therein.

         During 1994, each of Messrs. Reeves and Mayell was granted a 2.00% net profits interest in various prospects owned by the Company in 1994 and Mr. Pennington was granted a 1.667% net profits interest in various prospects owned by the Company in 1994. During 1995, Messrs. Ivy and Stamatedes were granted a 0.25% and 0.75%, respectively, net profits interest in various prospects owned by the Company in 1995. It is currently contemplated that similar grants will be made to such persons with respect to new prospects.

                                  COMPENSATION

EXECUTIVE COMPENSATION

         The following tables contain compensation data for the Chief Executive Officer and four other executive officers whose 1996 salary and annual bonus compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                               Annual Compensation                        Compensation
                                 ----------------------------------------------   ---------------------------
                                                                  Other           Restricted      Securities         All Other
        Name and                                                  Annual            Stock         Underlying    Compensation($)(4)
   Principal Position     Year   Salary($)(1)   Bonus($)(1)  Compensation($)(2)   Award($)(1)      Options(#)   ------------------
   ------------------     ----   ------------   -----------  ------------------   -----------      ----------
Joseph A. Reeves, Jr ...  1996       202,973       373,244          --             455,004         50,000             6,953
  CEO ..................  1995       315,124       341,864          --                --           35,000(3)         10,850
                          1994       305,882       313,218       119,150              --             --              10,926


Michael J. Mayell ......  1996       202,973       373,244          --             455,004         50,000             6,953
  President ............  1995       315,124       341,864          --                --           35,000(3)         10,850
                          1994       305,882       313,218       119,150              --             --              10,926


Alan S. Pennington .....  1996       158,948        13,183          --                --            5,000             6,953
  VP Geology ...........  1995       152,487        21,913          --                --           15,000            10,319
                          1994       145,830        25,659        98,895              --             --              10,926


Ronald T. Ivy ..........  1996       115,485        10,000          --                --           10.000             6,205
  VP Production ........  1995        40,107        19,000         8,522              --           20,000              --
                          1994          --            --            --                --             --                --


Michael R. Stamatedes ..  1996       115,383        10,000          --                --            7,500             6,202
  VP Geophysics ........  1995        77,331         8,333        25,566              --           20,000             5,833
                          1994          --            --            --                --             --                --

(1) Salary and bonus compensation excludes amounts deferred by Messrs. Reeves and Mayell pursuant to the 1995 Incentive Plan, which have been reported in the Restricted Stock Award Column. The Restricted Stock Award column also includes the vested portion of matching deferrals awarded by the Company pursuant to such plan. In July 1996, the Company through the Compensation Committee of the Board of Directors granted to Messrs. Reeves and Mayell rights to the Company's Common Stock in lieu of cash compensation pursuant to the 1995 Incentive Plan. The purpose of such grants was to provide retirement benefits to these executive officers. Under such grants, Messrs. Reeves and Mayell each elected to defer $180,000 and $400,000 of their compensation for 1996 and 1997, respectively. The Company also granted to each officer a 100% matching deferral, which is subject to a one-year vesting. Under the terms of the grants, the employee and matching deferrals are allocated to a Common Stock account in which units are credited to the accounts of the officer based on the number of shares that could be purchased at the market price of the Common Stock at June 28, 1996 ($9.00 per share), for the deferrals of 1996, and at December 31, 1996 ($17.00 per share), for the deferrals of 1997. At December 31, 1996, rights to 40,000 shares (including the amount of matching deferrals) of restricted stock had been granted to each of Mr. Reeves and Mayell, having a fair market value on December 31, 1996 of $680,000. No actual shares of Common Stock are issued and the officer has no rights with respect to any shares unless and until there is a distribution. Distributions are to be made upon the death, retirement or termination of employment of the officer. An amount equal to the dividends, if any, that would otherwise been paid with respect to such shares had they actually been issued will be credited to the respective Common Stock accounts as well.

(2) The Company has adopted a program under which net profit interests are granted to its executive officers and other key employees in prospects and wells in which the Company is pursuing and drilling. In general, the net profit interests range from 0.25% to 2.00% of any well and are subject to proportional reduction to the Company's interests. During 1994, net profit interests aggregating 6.17% were granted to five executive officers and key employees of the Company in various wells drilled by the Company in the Chocolate Bayou Field. Although such grants were intended to provide long-term incentive for the executive officer or employee by aligning his or her interests with those of the Company in its drilling efforts, such grants are not subject to vesting, the continued employment of the individual with the Company or other conditions. Accordingly, such grants are considered part of the Company's annual compensation package and not compensation under a long-term incentive plan. Each grant of a net profits interest has been valued based on a third party appraisal of the interest granted. All amounts reflected in this column are attributable to such grants. See "Certain Relationships and Related Transactions".

(3) Excludes 714,000 shares of Common Stock issuable to each of Messrs. Reeves and Mayell with respect to Executive Warrants received by them in connection with the Company's 1988 restructuring and acquisition of Walker Energy Partners and which were amended in 1994 with approval of shareholders to make various changes to more closely align the terms of the warrants with the continued employment of the officers with the Company.

(4)      Company contributions to its 401(k) plan.


                          OPTION GRANTS IN FISCAL 1996

                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                             Annual Rates of
                                                                               Stock Price
                                                                             Appreciation for
                                    Individual Grants                          Option Term
                       --------------------------------------------------  --------------------
                                        % of Total
                          Number of       Options
                            Shares       Granted to  Exercise
                          Underlying     Employment    Price   Expiration
         Name          Options Granted  Fiscal Year  ($/Share)    Date       5% ($)   10% ($)
---------------------  ---------------  -----------  --------  ----------  ---------  ---------
Joseph A. Reeves, Jr            50,000         25.3      9.00   6/30/06      733,002  1,167,184

Michael J. Mayell ...           50,000         25.3      9.00   6/30/06      733,002  1,167,184


Alan S. Pennington ..            5,000          2.5      9.00   6/30/06       73,300    116,718

Ronald T. Ivy .......           10,000          5.1      9.00   6/30/06      146,600    233,437

Michael R. Stamatedes            7,500          3.8      9.00   6/30/06      109,950    174,078

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996
                       AND DECEMBER 31, 1996 OPTION VALUE

                                                                  Number of           Value of Unexercised
                                                                 Unexercised              In-the-Money
                                                                  Options at               Options at
                                                                 December 31,             December 31,
                               Shares                              1996(#)                   1996($)
                             Acquired on        Value            Exercisable/             Exercisable/
           Name              Exercise(#)      Realized($)        Unexercisable           Unexercisable
-------------------------   -------------    -------------    --------------------    ----------------------
Joseph A. Reeves, Jr. (1)         --               --           193,500/37,500          1,848,500/287,500

Michael J. Mayell (1)             --               --           193,500/37,500          1,848,500/287,500

Alan S. Pennington                --               --            55,000/5,000             637,187/37,375

Ronald T. Ivy                     --               --            10,000/10,000             74,375/74,375

Michael R. Stamatedes             --               --             8,500/8,750              64,219/64,219

----------
(1) Excludes (i) warrants to purchase 146,761 shares of common stock at $0.65 per share granted to each of Messrs. Reeves and Mayell in October 1990 in connection with the Company's formation and (ii) warrants to purchase 714,000 shares of Common Stock at $5.85 per share pursuant to the Executive Warrants held by each of Messrs. Reeves and Mayell. The value of these warrants at December 31, 1996, based on the difference between the market price of the Common Stock at December 31, 1996, and the exercise price of the Warrants, was $10,468,237 for each of Messrs. Reeves and Mayell.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company receive an annual retainer, payable in quarterly installments, of $20,000. Non-employee directors also are reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

         The Company has a Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") pursuant to which options to purchase up to 270,000 shares of Common Stock may be granted. Under the Director Stock Option Plan each non-employee director is granted, on the date of his appointment, election, reappointment or re-election as a member of the Board of Directors, an option ("Director Option") for 15,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The duration of each Director Option is five years from the date of grant, and each Director Option may be exercised in whole or in part at any time after the date of grant; provided, however, that the option vests with respect to 25% of the shares of Common Stock covered by such Director Option one year after the date of grant, with respect to an additional 25% of such shares of Common Stock two years after the date of grant, and with respect to all remaining shares of Common Stock three years after the date of grant. There are currently outstanding options to acquire 90,000 shares under the Directors Stock Option Plan with a weighted average exercise price of $10.07 per share.

         In addition to the options granted under the Director Stock Option Plan, on December 30, 1993, Messrs. Kares and Prizzi, non-employee directors of the Company, were each granted options to purchase 25,000 shares of Common Stock at an exercise price of $8.125 per share, the closing market price of the Common Stock on the date of grant. These options expire on December 30, 1998, and have terms, including vesting and rights of exercise substantially identical to the Director Options. These grants were made as one-time grants to provide additional incentive to the Company's non-employee directors and to more closely align their interests to the long-term interest of the Company's shareholders.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement ("Employment Agreement") with each of Messrs. Reeves and Mayell. Each Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. Each Employment Agreement provides for compensation in a minimum amount of $289,800 per annum, to be reviewed at least annually for possible increases, and annual bonuses and other perquisites in accordance with company policy. In the event either of Messrs. Reeves or Mayell terminates his employment for "Good Reason" (as defined below), or is terminated by the Company for other than "Good Cause" (as defined below), such individual would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Employment Agreement, (ii) an amount equal to the last annual bonus paid to him, (iii) two times the sum of his annual base salary and last bonus, (iv) all compensation previously deferred and any accrued interest thereon, (v) a lump sum retirement benefit equal to the actuarial equivalent of the benefits lost by virtue of the early termination of the employee and (vi) continuation of benefits under the Company's benefit plans. In the event either of Messrs. Reeves or Mayell dies or is terminated by the Company for Good Cause, such individual or such individual's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination, including a prorated annual bonus and any compensation previously deferred. Each of Messrs. Reeves and Mayell is also entitled under each Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control, on any payment or distribution made to either of them.

         The term "Good Reason" is defined in each Employment Agreement, with respect to each of Messrs. Reeves and Mayell, generally to mean (i) a change in the nature or scope of the duties or responsibilities of such individual, unless remedied by the Company; (ii) any failure by the Company to pay any form of compensation stated in each Employment Agreement, unless remedied by the Company; (iii) requiring such individual to be based at any office or location 30 miles or more from the current location of the Company, other than travel reasonably required in the performance of such individual's responsibilities;
(iv) any purported termination by the Company of such individual's employment other than due to death or for Good Cause; or (v) any failure of the Company to require a successor of the Company to assume the terms of the Employment Agreement. The term "Good Cause" is defined in each Employment Agreement generally to mean (i) such individual has been convicted of a felony that is no longer subject to direct appeal; (ii) such individual has been adjudicated to be mentally incompetent so as to affect his ability to serve the Company that is no longer subject to direct appeal or (iii) such individual has been found guilty of fraud; or willful misfeasance so as to materially damage the Company that is no longer subject to direct appeal.

EXECUTIVE OFFICERS

         The following table provides information with respect to the executive officers and key employees of the Company, including executive officers of Texas Meridian Resources Exploration, Inc., a wholly-owned subsidiary of the Company ("TMRX"). Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or his or her earlier removal or resignation from office.

                                                                      Year First
                                                                       Elected
    Name Of Officer          Position With The Company          Age   As Officer
    ---------------          -------------------------          ---   ----------

Joseph A. Reeves, Jr.     Chairman of the Board and Chief       50       1990
                          Executive Officer of the Company

Michael J. Mayell      Director and President of the Company    49       1990

Lloyd V. DeLano            Vice President of the Company        46       1993

Ronald T. Ivy           Vice President-- Production of TMRX     45       1995

J. Larry Mathews         Vice President-- Controller of TMRX    48       1990

Alan S. Pennington      Vice President-- Development of TMRX    43       1990

W. Matt Ralls         Vice President-- Capital Markets of TMRX  47       1996

William J. Scarff          Vice President-- Land of TMRX        41       1996

Daniel L. Smith         Vice President-- Exploration of TMRX    60       1996

Michael R. Stamatedes   Vice President-- Geophysics of TMRX     40       1996

         For additional information regarding Messrs. Reeves and Mayell, see "Directors," above.

         Lloyd V. DeLano joined the Company in January 1992 performing contract work and became an employee of the Company in October of 1992. Mr. DeLano was named Vice President -- Director of Accounting of TMRX in April of 1993 and in June 1996 was named as Vice President of the Company. Mr. DeLano is a Certified Public Accountant with 24 years of oil and natural gas experience.

         Ronald T. Ivy joined the Company in August 1995 as the Vice President -- Production of TMRX in charge of drilling and production operations. Mr. Ivy is a Registered Professional Engineer in the State of Texas. Mr. Ivy formed his own company, Tap Resources, Inc., in 1994. Prior to that time, he spent six years with Norcen Explorer as operations manager.

         J. Larry Mathews is Vice President -- Controller of TMRX. Mr. Mathews is a Certified Public Accountant. In February 1987, Mr. Mathews accepted a position as Controller with Texas Meridian Corporation and has been employed by TMRX in his current position since April 1993.

         Alan S. Pennington joined the Company in August 1989 as Vice President -- Geology of TMRX and was elected Vice President -- Development in 1996.

         W. Matt Ralls joined the Company in October, 1996 as Vice President -- Capital Markets and Corporate Development. Prior to that, Mr. Ralls was Executive Vice President, Chief Financial Officer and a director of Kelley Oil and Gas Corporation, where he was employed from 1990 until 1996.

         William J. Scarff joined the Company in August 1996 as the Vice President -- Land of TMRX. Mr. Scarff has over 18 years of oil industry experience. Mr. Scarff was employed by Burlington Resources Inc. for 14 years immediately preceding his employment with the Company. At Burlington,

Mr. Scarff held a variety of land and operations management positions, most recently as Operations Manager for Burlington's South Texas area.

         Daniel L. Smith was appointed Vice President -- Exploration in April 1996. Prior to that he was an independent geologist and a consultant to TMRX since March 1992. Before joining TMRX, Mr. Smith was part owner, Executive Vice President and a director of Texoil Company.

         Michael R. Stamatedes joined the Company in May 1995 and was named Vice President -- Geophysics of TMRX in April 1996. Mr. Stamatedes was staff geophysicist for Benton Oil and Gas Company for 2 1/2 years prior to joining the Company. From 1990 to 1992, he was a director of INEXS, a full service 3-D seismic consulting firm for major oil companies, in New Orleans and Lafayette, Louisiana.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table set forth information, as of April 2, 1997, with respect to the beneficial ownership of Common Stock by (a) each director, (b) each named executive officer in the Summary Compensation Table, (c) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (d) all officers and directors of the Company as a group.

                                                        No. Of Shares
                                                        Beneficially
                                Name                        Owned     Percent(1)
-------------------------------------------------------  ------------  ---------
Joseph A. Reeves, Jr. (2) .............................     1,248,199      8.16
  15995 N. Barkers Landing, Suite 300
  Houston, Texas 77079

Michael J. Mayell (3) .................................     1,178,213      7.70
  15995 N. Barkers Landing, Suite 300
  Houston, Texas 77079

Alan S. Pennington (4) ................................        60,824      *

Ronald T. Ivy (5) .....................................        10,000      *

Michael R. Stamatedes (6) .............................         8,869      *

James T. Bond .........................................        11,000      *

Joe E. Kares (7) ......................................        41,250      *

Gary A. Messersmith ...................................           200      *

Jack A. Prizzi (8) ....................................        47,750      *

All officers and directors ............................     2,700,429     16.43
  as a group (14 persons)(2)(3)
  (4)(5)(6)(7)(8)(9)

Warburg, Pincus Counsellors, Inc. (10) ................     1,967,050     13.67
  466 Lexington Avenue
  New York, New York 10017

Ardsley Advisory Partners (11) ........................     1,483,000     10.30
  646 Steamboat Road
  Greenwich, Connecticut 06830

Neumeier Investment Counsel (12).......................     1,440,150     10.01
  26435 Carmel Rancho Boulevard
  Carmel, California  93923

Mellon Bank Corporation (13)...........................     1,040,000      7.23
  One Mellon Bank Center
  Pittsburgh, Pennsylvania  15258

Kayne-Anderson Group (14)..............................       888,800      6.18
  c/o Kayne, Anderson Investment Mgmt.
  1800 Avenue of the Stars, Suite 1425
  Los Angeles, California 90067
----------
 *       Less than 1%

(1) Shares of Common Stock which are not outstanding but which can be acquired by a person upon exercise of an option or warrant within sixty days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.

(2)      Includes 145,761 shares, 714,000 shares, 168,500 shares and 25,000 shares of Common Stock that Mr. Reeves has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

(3)      Includes 145,761 shares, 714,000 shares, 168,500 shares and 25,000 shares of Common Stock that Mr. Mayell has the right to acquire upon the exercise of the General Partner Warrant, Executive Warrants, a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

(4) Includes 55,000 shares of Common Stock that Mr. Pennington has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan.

(5) Includes 5,000 shares and 5,000 shares of Common Stock that Mr. Ivy has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

(6) Includes 5,000 shares and 3,750 shares of Common Stock that Mr. Stamatedes has the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

(7) Includes 41,250 shares of Common Stock that Mr. Kares has the right to acquire upon the exercise of Director Options.

(8) Includes 45,000 shares of Common Stock that Mr. Prizzi has the right to acquire upon the exercise of Director Options.

(9) Includes 54,125 shares and 13,750 shares of Common Stock that other officers have the right to acquire upon the exercise of a stock option under the Company's 1990 Stock Option Plan and a stock option under the Company's 1995 Long-Term Incentive Plan, respectively.

(10) Warburg, Pincus Counsellors, Inc. has sole power to vote 1,262,900 and sole power to dispose of all such shares.

(11) Ardsley Advisory Partners has shared voting and dispositive power for all such shares.

(12) Neumeier Investment Counsel has sole power to vote 680,100 of such shares and sole power to dispose of all such shares.

(13) Mellon Bank Corporation has sole voting power to vote all such shares and shared power to dispose of 1,009,000 shares.

(14) Kayne-Anderson Group has shared voting and dispositive power for all such shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by the regulations promulgated under Section 16(a) to furnish the Company with Copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1996 through December 31, 1996, all filing requirements applicable to officers, directors and greater than ten percent shareholders were complied with.

                             STOCK PERFORMANCE GRAPH

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG
           THE COMPANY, AMEX MARKET INDEX AND AMEX NAT RES IND INDEX

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

--------------------------------------------------------------------
DECEMBER 31,           1992      1993      1994      1995       1996
--------------------------------------------------------------------
the Company             279       471       557       779        979
--------------------------------------------------------------------
AMEX Market Index       101       121       110       139        148
--------------------------------------------------------------------
AMEX Nat Res Ind Index   88       108       107       131        161
--------------------------------------------------------------------
ASSUMES: $100 INVESTED ON JANUARY 1, 1992 ALL DIVIDENDS REINVESTED AND FISCAL YEAR ENDING DECEMBER 31.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         Ernst & Young L.L.P. served as the Company's principal independent accountants for the fiscal year ended December 31, 1996. A representative of Ernst & Young L.L.P. will attend the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                                 OTHER BUSINESS

         Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the Meeting by others. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

         Any proposal by a shareholder to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than January ___, 1998, in order to be eligible for inclusion in the Company's Proxy Statement and proxy used in connection with such meeting.

                                    By order of the Company's Board of Directors

                                    Joseph A. Reeves, Jr.
                                    CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER

______________, 1997

                      TEXAS MERIDIAN RESOURCES CORPORATION

                          1997 LONG-TERM INCENTIVE PLAN

                               ARTICLE I: GENERAL

      SECTION 1.1 PURPOSE OF THE PLAN. The Long-Term Incentive Plan (the "PLAN") of Texas Meridian Resources Corporation (the "COMPANY") is intended to advance the best interests of the Company, its subsidiaries and its shareholders in order to attract, retain and motivate key employees by providing them with additional incentives through (i) the grant of options ("OPTIONS") to purchase shares of Common Stock, par value $.01 per share, of the Company ("COMMON STOCK"), (ii) the grant of stock appreciation rights ("STOCK APPRECIATION RIGHTS"), (iii) the award of shares of restricted Common Stock ("RESTRICTED STOCK") and (iv) the award of units payable in cash or shares of Common Stock based on performance ("PERFORMANCE AWARDS"), thereby increasing the personal stake of such key employees in the continued success and growth of the Company.

      SECTION 1.2 ADMINISTRATION OF THE PLAN. (a) The Plan shall be administered either by the full Board of Directors of the Company (the "BOARD OF DIRECTORS") or by the Executive Compensation and Stock Option Administration Committee or other designated committee of the Board of Directors. The Board of Directors or such committee is referred to herein as the "COMMITTEE". The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to establish performance criteria in respect of Awards (as defined herein) under the Plan, to certify that Plan requirements have been met for any participant in the Plan, to submit such matters as it may deem advisable to the Company's shareholders for their approval, and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. The Committee is expressly authorized to adopt rules and regulations limiting or eliminating its discretion in respect of certain matters as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law rule, or regulation. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants.

      (b) The Committee shall designate the eligible employees, if any, to be granted Awards and the type and amount of such Awards and the time when Awards will be granted. All Awards granted under the Plan shall be on the terms and subject to the conditions determined by the Committee consistent with the Plan.

      SECTION 1.3 ELIGIBLE PARTICIPANTS. Key employees, including officers, of the Company and its subsidiaries (all such subsidiaries being referred to as "SUBSIDIARIES") shall be eligible for Awards under the Plan.

      SECTION 1.4 AWARDS UNDER THE PLAN. Awards to key employees may be in the form of (i) Options, (ii) Stock Appreciation Rights, which may be issued independent of or in tandem with Options, (iii) shares of Restricted Stock, (iv) Performance Awards, or (v) any combination of the foregoing (collectively, "AWARDS").

      SECTION 1.5 SHARES SUBJECT TO THE PLAN. Initially, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 720,000. This number of shares, together with the number of shares of Common Stock reserved for outstanding and future awards under the Company's 1995 Long-Term Incentive Plan (the "1995 Plan") represent approximately 10% of the total outstanding number of shares of Common Stock as of the effective date of the Plan. As of January 1 of each year the Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the Plan or the 1995 Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of the commencement of the Plan), the number of shares that may be issued under the Plan shall be increased by an amount such that the total number of shares of Common Stock available for issuance under the Plan and the 1995 Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the Plan and the 1995 Plan. Shares distributed pursuant to the Plan may consist of authorized but unissued shares or treasury shares of the Company, as shall be determined from time to time by the Board of Directors.

      If any Award under the Plan shall expire, terminate or be canceled (including cancellation upon an Option holder's exercise of a related Stock Appreciation Right) for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the above limits and shall again become available for Awards under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the Award shall count against the above limits). Shares of Common Stock equal in number to the shares surrendered in payment of the option price, and shares of Common Stock which are withheld in order to satisfy Federal, state or local tax liability, shall count against the above limits. Only the number of shares of Common Stock actually issued upon exercise of a Stock Appreciation Right shall count against the above limits, and any shares which were estimated to be used for such purposes and were not in fact so used shall again become available for Awards under the Plan. Cash exercises of Stock Appreciation Rights and cash settlement of other Awards will not count against the above limits.

      The aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted to any one participant in any one year under the Plan shall be 100,000. The aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of Restricted Stock shall be 100,000. The aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a Performance Award shall be 100,000 and the aggregate amount of cash that may be received by any one participant in any one year in respect to a Performance Award shall be $500,000.

      The total number of Awards (or portions thereof) settled in cash under the Plan, based on the number of shares covered by such Awards (e.g., 100 shares for a Stock Appreciation Right with respect to 100 shares), shall not exceed a number equal to (i) the number of shares initially available for issuance under the Plan plus (ii) the number of shares that have become available for issuance under the Plan pursuant to the first paragraph of this Section 1.5.

      The aggregate number of shares of Common Stock that are available under the Plan for Options granted in accordance with Section 2.4(i) ("ISOS") is 720,000, subject to adjustments as provided in Section 5.2 of the Plan.

      SECTION 1.6 OTHER COMPENSATION PROGRAMS. Nothing contained in the Plan shall be construed to preempt or limit the authority of the Board of Directors to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Board of Directors (i) to grant incentive awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity or (ii) to grant incentive awards to, or assume incentive awards of, any person or entity in connection with the acquisition (whether by purchase, lease, merger, consolidation or otherwise) of the business or assets (in whole or in part) of any person or entity.

             ARTICLE II: STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

      SECTION 2.1 TERMS AND CONDITIONS OF OPTIONS. Subject to the following provisions, all Options granted under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

      (a) OPTION PRICE. The option price per share shall be determined by the Committee, except that in the case of an Option granted in accordance with
Section 2.4(i) the option price per share shall not be less than the fair market value of a share of Common Stock (as determined by the Committee) on the date the Option is granted (other than in the case of substitute or assumed Options to the extent required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant).

      (b) TERM OF OPTION. The term of an Option shall be determined by the Committee, except that in the case of an ISO the term of the Option shall not exceed ten years from the date of grant, and, notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

      (c) EXERCISE OF OPTIONS. Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Option grant. Unless the Option grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Options held by any optionee. An Option may be exercised in accordance with its terms as to any or all shares purchasable thereunder.

      (d) PAYMENT FOR SHARES. The Committee may authorize payment for shares as to which an Option is exercised to be made in cash, shares of Common Stock, a combination thereof, by "CASHLESS EXERCISE" or in such other manner as the Committee in its discretion may provide.

      (e) SHAREHOLDER RIGHTS. The holder of an Option shall, as such, have none of the rights of a shareholder.

      (f) TERMINATION OF EMPLOYMENT. The Committee shall have discretion to specify in the Option grant, or, with the consent of the optionee, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Option, during which the Option may be exercised following the optionee's termination of employment.

      SECTION 2.2 STOCK APPRECIATION RIGHTS IN TANDEM WITH OPTIONS. (a) The Committee may, either at the time of grant of an Option or at any time during the term of the Option, grant Stock Appreciation Rights ("TANDEM SARS") with respect to all or any portion of the shares of Common Stock covered by such Option. A Tandem SAR may be exercised at any time the Option to which it relates is then exercisable, but only to the extent the Option to which it relates is exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the term of the related Option (as determined pursuant to Section 2.1(b)) shall be automatically exercised on such date for cash without any action by the optionee.

      (b) Upon exercise of a Tandem SAR, the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount (the "APPRECIATION") equal to the difference between the option price per share of the Option to which the Tandem SAR relates and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Tandem SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Tandem SAR.

      SECTION 2.3 STOCK APPRECIATION RIGHTS INDEPENDENT OF OPTIONS. Subject to the following provisions, all Stock Appreciation Rights granted independent of Options ("INDEPENDENT SARS") under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

      (a) EXERCISE PRICE. The exercise price per share shall be determined by the Committee on the date the Independent SAR is granted.

      (b) TERM OF INDEPENDENT SAR. The term of an Independent SAR shall be determined by the Committee, and, notwithstanding any other provision of this Plan, no Independent SAR shall be exercised after the expiration of its term.

      (c) Exercise of Independent SARs. Independent SARs shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Independent SAR grant. Unless the Independent SAR grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Independent SARs held by any participant. Upon exercise of an Independent SAR, the holder shall receive, for each share specified in the Independent SAR grant, an amount (the "APPRECIATION") equal to the difference between the exercise price per share specified in the Independent SAR grant and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Independent SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Independent SAR.

      (d) SHAREHOLDER RIGHTS. The holder of an Independent SAR shall, as such, have none of the rights of a shareholder.

      (e) TERMINATION OF EMPLOYMENT. The Committee shall have discretion to specify in the Independent SAR grant, or, with the consent of the holder, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Independent SAR, during which the Independent SAR may be exercised following the holder's termination of employment.

      SECTION 2.4 STATUTORY OPTIONS. Subject to the limitations on Option terms set forth in Section 2.1, the Committee shall have the authority to grant (i) ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), and (ii) Options containing such terms and conditions as shall be required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant, including, if then applicable, limits with respect to minimum exercise price, duration and amounts and special limitations applicable to any individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate. Options granted pursuant to this Section 2.4 may contain such other terms and conditions permitted by
Article II of this Plan as the Committee, in its discretion, may from time to time determine (including, without limitation, provision for Stock Appreciation Rights), to the extent that such terms and conditions do not cause the Options to lose their preferential tax treatment. If an Option intended to be an ISO ceases or is otherwise not eligible to be an ISO, such Option (or portion thereof necessary to maintain the status of the remaining portion of the Option as an ISO) shall remain valid but be treated as an Option other than an ISO.

      SECTION 2.5 CHANGE OF CONTROL. Notwithstanding the exercisability schedule governing any Option or Stock Appreciation Right, upon the occurrence of a Change of Control (as defined in Section 5.9) all Options and Stock Appreciation Rights outstanding at the time of such Change of Control and held by participants who are employees of the Company or its subsidiaries at the time of such Change of Control shall (unless specifically provided otherwise in the grant thereof) become immediately exercisable and, unless the participant agrees otherwise in writing, remain exercisable for three years (but not beyond the term of the Option or Stock Appreciation Right) after the employee's termination of employment for any reason other than termination by the Company or a subsidiary of the Company for dishonesty, conviction of a felony, wilful unauthorized disclosure of confidential information or wilful refusal to perform the duties of such employee's position or positions with the Company or such subsidiary (termination for "CAUSE"); PROVIDED that this Section 2.5 shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of Section 5.9, such participant is the Person or forms part of the Person specified in such clause (1).

                          ARTICLE III: RESTRICTED STOCK

      SECTION 3.1 TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Subject to the following provisions, all Awards of Restricted Stock under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

      (a) RESTRICTED STOCK AWARD. The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock, and the date or dates on which the Restricted Stock will vest. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine in accordance with the provisions hereof. Performance objectives will be based on increases in share prices, operating income, net income or cash flow thresholds, production results, additions to oil and gas reserves, successful wells, return on common equity or any combination of the foregoing.

      (b) RESTRICTIONS ON TRANSFER. Stock certificates representing the Restricted Stock granted to an employee shall be registered in the employee's name. Such certificates shall either be held by the Company on behalf of the employee, or delivered to the employee bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the employee shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. No share of Restricted Stock may be sold, transferred, assigned, or pledged by the employee until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event of an employee's termination of employment before all the employee's Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee shall be returned to the employee. At the time Restricted Stock vests (and, if the employee has been issued legended certificates of Restricted Stock, upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the employee or the employee's estate, free of all restrictions.

      (c) ACCELERATED VESTING. Notwithstanding the vesting conditions set forth in the Restricted Stock Award, (i) unless the Restricted Stock grant specifies otherwise, the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of Restricted Stock, and (ii) all shares of Restricted Stock shall vest upon a Change of Control of the Company; PROVIDED that clause (ii) above shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of Section 5.9, such participant is the Person or forms part of the Person specified in such clause (1).

                         ARTICLE IV: PERFORMANCE AWARDS

      SECTION 4.1 TERMS AND CONDITIONS OF PERFORMANCE AWARDS. The Committee shall be authorized to grant Performance Awards, which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

      (a) PERFORMANCE PERIOD. The Committee shall establish with respect to each Performance Award a performance period over which the performance goal of such Performance Award shall be measured. The performance period for a Performance Award shall be established prior to the time such Performance Award is granted and may overlap with performance periods relating to other Performance Awards granted hereunder to the same employee.

      (b) PERFORMANCE OBJECTIVES. The Committee shall establish a minimum level of acceptable achievement for the holder at the time of each Award. Each Performance Award shall be contingent upon future performances and achievement of objectives described either in terms of Company-wide performance or in terms that are related to performance of the employee or of the division, subsidiary, department or function within the Company in which the employee is employed. The Committee shall have the authority to establish the specific performance objectives and measures applicable to such objectives. Such objectives, however, shall be based on increases in share prices, operating income, net income or cash flow thresholds, production results, additions to oil and gas reserves, successful wells, return on common equity or any combination of the foregoing.

      (c) SIZE, FREQUENCY AND VESTING. The Committee shall have the authority to determine at the time of the Award the maximum value of a Performance Award, the frequency of Awards and the date or dates when Awards vest.

      (d) PAYMENT. Following the end of each performance period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. If at the end of the performance period the specified objectives have been attained, the employee shall be deemed to have fully earned the Performance Award. If the employee exceeds the specified minimum level of acceptable achievement but does not fully attain such objectives, the employee shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total Award, as determined by the Committee. If a Performance Award is granted after the start of a performance period, the Award shall be reduced to reflect the portion of the performance period during which the Award was in effect. Unless the Award specifies otherwise, including restrictions in order to satisfy the conditions under Section 162(m) of the Code, the Committee may adjust the payment of Awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Committee.

      (e) TERMINATION OF EMPLOYMENT. A recipient of a Performance Award who, by reason of death, disability or retirement, terminates employment before the end of the applicable performance period shall be entitled to receive, to the extent earned, a portion of the Award which is proportional to the portion of the performance period during which the employee was employed. A recipient of a Performance Award who terminates employment for any other reason shall not be entitled to any part of the Award unless the Committee determines otherwise; however, the Committee may in no event pay the employee more than that portion of the Award which is proportional to his or her period of actual service.

      (f) ACCELERATED VESTING. Notwithstanding the vesting conditions set forth in a Performance Award, (i) unless the Award specifies otherwise, the Committee may in its discretion at any time accelerate vesting of the Award or otherwise waive or amend any conditions (including but not limited to performance objectives) in respect of a Performance Award, and (ii) all Performance Awards shall vest upon a Change of Control of the Company. In addition, each participant in the Plan shall receive the maximum Performance Award he or she could have earned for the proportionate part of the performance period prior to the Change of Control, and shall retain the right to earn any additional portion of his or her Award if he or she remains in the Company's employ. However, clause (ii) above shall not apply to Awards granted to a participant if, in connection with a Change of Control pursuant to clause (1) of Section 5.9, such participant is the Person or forms part of the Person specified in such clause
(1).

      (g) SHAREHOLDER RIGHTS. The holder of a Performance Award shall, as such, have none of the rights of a shareholder.

                        ARTICLE V: ADDITIONAL PROVISIONS

      SECTION 5.1 GENERAL RESTRICTIONS. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any Federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

      SECTION 5.2 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including shares available for ISOs), in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan; PROVIDED, HOWEVER, that no such adjustment shall increase the aggregate value of any outstanding Award.

      In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

      SECTION 5.3 AMENDMENTS. (a) The Board of Directors may at any time and from time to time and in any respect amend or modify the Plan.

      (b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

      SECTION 5.4 CANCELLATION OF AWARDS. Any Award granted under the Plan may be canceled at any time with the consent of the holder and a new Award may be granted to such holder in lieu thereof, which Award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled Award.

      SECTION 5.5 WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or demand surrender of, shares of Common Stock in value sufficient to satisfy any Federal, state or local withholding tax liability ("WITHHOLDING TAX") prior to the delivery of any certificate for such shares (or remainder of shares if Common Stock is retained to satisfy such tax liability). Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state or local withholding tax liability. An Award may also provide the holder with the right to satisfy the Withholding Tax with previously owned shares of Common Stock or shares of Common Stock otherwise issuable to the holder.

      Whenever Common Stock is so retained or surrendered to satisfy Withholding Tax, the value of shares of Common Stock so retained or surrendered shall be determined by the Committee, and the value of shares of Common Stock so sold shall be the net proceeds (after deduction of commissions) received by the Company from such sale, as determined by the Committee.

      SECTION 5.6 NON-ASSIGNABILITY. Except as expressly provided in the Plan, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. During the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

      SECTION 5.7 NON-UNIFORM DETERMINATIONS. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the form, amount and timing of such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      SECTION 5.8 NO GUARANTEE OF EMPLOYMENT. The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period or any obligation of the Board of Directors to nominate any director for reelection by the Company's shareholders.

      SECTION 5.9 CHANGE OF CONTROL. A "CHANGE OF CONTROL" shall be deemed to have occurred if:

            (1) any Person (as defined below), other than a Designated Person, is or becomes the Beneficial Owner (as defined below) of securities of the Company representing 35% or more of the Voting Power (as defined below);

            (2) there shall occur a change in the composition of a majority of the Board of Directors within any period of four consecutive years which change shall not have been approved by a majority of the Board of Directors as constituted immediately prior to the commencement of such period;

            (3) at any meeting of the shareholders of the Company called for the purpose of electing directors, more than one of the persons nominated by the Board of Directors for election as directors shall fail to be elected; or

            (4) the shareholders of the Company approve a merger, consolidation, sale of substantially all assets or other reorganization of the Company, other than a reincorporation, in which the Company does not survive.

      For purposes of this Section 5.9, (i) "PERSON" shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on May 1, 1997, (ii) "BENEFICIAL OWNER" shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act on May 1, 1997; (iii) "VOTING POWER" shall mean the voting power of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board of Directors; and (iv) "DESIGNATED PERSON" shall mean any Person whose Beneficial Ownership of securities is solely the result of such Person acquiring securities as an underwriter in an underwritten public offering of such securities.

      SECTION 5.10 DURATION AND TERMINATION. (a) The Plan shall be of unlimited duration. Notwithstanding the foregoing, no ISO (within the meaning of Section 422 of the Code) shall be granted under the Plan ten (10) years after the effective date of the Plan, but Awards granted prior to such date may extend beyond such date, and the terms of this Plan shall continue to apply to all Awards granted hereunder.

      (b) The Board of Directors may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan's suspension, discontinuance or termination without the holder's written consent.

      SECTION 5.11 DEFERRED COMPENSATION AND TRUST AGREEMENTS. The Committee may authorize and establish deferred compensation agreements and arrangements in connection with Awards under the Plan and may establish trusts and other arrangements including "rabbi trusts", with respect to such agreements and appoint one or more trustees for such trusts. Shares of Common Stock under the Plan may also be acquired by one or more trustees from the Company, in the open market or otherwise.

      SECTION 5.12 EFFECTIVE DATE. The Plan shall be effective as of May 1, 1997, subject to approval of the Corporation's shareholders.

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                     TEXAS MERIDIAN RESOURCES CORPORATION
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned shareholder of Texas Meridian Resources Corporation, a Texas corporation (the "Company"), hereby constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful agents and proxies, as proxies, with full power of substitution in each, to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held June 19, 1997 and at any adjournment(s) thereof, on the following matters more particularly described in the Proxy Statement dated May 16, 1997.

                        (To Be Signed On REVERSE SIDE)
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--------------------------------------------------------------------------------

           PLEASE MARK YOUR
  [X]      VOTES AS IN THIS
           EXAMPLE.

                  FOR the    WITHHOLD authority to
                 following   vote for the nominees
                  nominees       named herein
1. Election of                                     Nominees: Jack A. Prizzi
   Class I and II   [ ]             [ ]                      James T. Bond
   Directors                                                 Gary A. Messersmith

FOR (except withheld from
the following nominees):

                   ___________________________________________

                                                   FOR    AGAINST    ABSTAIN
2.  Proposal to amend the Company's
    Second Amended and Restated Articles           [ ]      [ ]        [ ]
    of Incorporation to change the name
    of the Company to "The Meridian
    Resource Corporation."

3.  Proposal to approve and ratify the
    adoption of the Company's 1997                 [ ]      [ ]        [ ]
    Long-Term Incentive Plan.

4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 16, 1997, and the Annual Report to Shareholders of the Company for the year ended December 31, 1996.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE(S) __________________________________   DATE ___________________, 1997

Note: Please sign your name exactly as name appears hereon. Co-fiduciaries and joint owners must each sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.
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